Exhibit 10.1

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of July 2, 2012, is entered into by and between BMC Software, Inc., a Delaware corporation (the “Company”), and Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (together, the “Stockholders”).

WITNESSETH:

WHEREAS, the Stockholders are currently the beneficial owners of approximately 10,419,000 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (“Common Stock”), which represents approximately 6.55% of the issued and outstanding shares of Common Stock;

WHEREAS, the Stockholders have given notice to the Company of their intention to (i) nominate Thomas Hogan, Carl James Schaper, John Dillon and Andreas Mattes (the “Contested Election”) and (ii) bring before the Company’s stockholders the proposal described in the Elliott Proxy Statement (as defined below), in each case at the 2012 annual meeting of the Company’s stockholders scheduled to be held on July 25, 2012 (the “2012 Meeting”);

WHEREAS, the Stockholders are currently engaged in a solicitation of proxies from the Company’s stockholders with respect to the matters described in the immediately preceding recital;

WHEREAS, the Stockholders have made a number of filings with the Securities and Exchange Commission (the “SEC”) in connection with such solicitation and the Contested Election, including the Stockholders’ definitive proxy statement, filed with the SEC on June 14, 2012 (the “Elliott Proxy Statement”)

WHEREAS the Company has accepted the Stockholders’ nominations for each of Carl James Schaper and John Dillon (together, the “Nominees”) as candidates for election to the Board; and

WHEREAS, the Company and the Stockholders desire to resolve the Contested Election and all matters related thereto and, in furtherance thereof, undertake the actions and agreements contained herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

BOARD OF DIRECTORS

1.1 Director Nominees

Having considered the request of the Stockholders that the Nominees be nominated for election to the Company’s board of directors (the “Board”) at the 2012 Meeting, the Corporate Governance & Nominating Committee of the Board (the “Nominating Committee”) has reviewed the nominations and questionnaires and has recommended that the Board nominate the Nominees for election as directors of the Company at the 2012 Meeting on the terms set out in this Agreement. For the avoidance of doubt, in addition to the Nominees, the Company intends to also nominate the ten incumbent directors for re-election at the 2012 Meeting. Based upon such recommendation, concurrent with the execution and delivery of this Agreement, the Board (i) has increased the size of the Board by two directors (to a total of 12 directors), effective as of the 2012 Meeting and (ii) has determined and agreed to nominate the Nominees for election as directors of the Company at the 2012 Meeting, and to prepare, file with the Securities and Exchange Commission and disseminate to the Company’s stockholders supplemental proxy soliciting materials describing the terms of this Agreement. If a Nominee is elected by the Company’s stockholders to serve as a director on the Board at the 2012 Meeting, such Nominee shall serve until the annual meeting of stockholders of the Company in 2013 (the “2013 Meeting”), or until his earlier death, resignation, disqualification or removal. The Stockholders acknowledge and agree that the Company shall be under no obligation to nominate any Nominee or any other designee of the Stockholders for election to the Board at the 2013 Meeting.

The size of the Board may be increased to more than 12 directors during the Covered Period (as defined below) only (i) after the 2012 Meeting and (ii) upon a unanimous vote of the Board.

The Company (A) shall use commercially reasonable efforts to convene and hold the 2012 Meeting on July 25, 2012 or as soon thereafter as is reasonably practicable and (B) shall use the same solicitation efforts on behalf of the Nominees as for all other nominees.

The Company agrees that if any Nominee is unable to serve as a director during the Covered Period as a result of death or disability, the Stockholders shall be entitled to nominate a substitute person to fill the resulting vacancy, subject to the approvals of the Nominating Committee and of the Board, in each case after consideration of the substitute person in good faith and exercising its fiduciary duties.

1.2 Committee Participation

Immediately following the 2012 Meeting, the Board shall hold a meeting of the Board at which it shall appoint (a) Carl James Schaper to the Compensation Committee and (b) John Dillon to the M&A Committee.

ARTICLE 2

COVENANTS

2.1 Covenants of the Stockholders

(a)	The Stockholders hereby irrevocably withdraw their notice of intention to nominate directors and present a proposal at the 2012 Annual Meeting, as described in the Elliott Proxy Statement, subject to the Company’s compliance with the first paragraph of Section 1.1 of this Agreement.

(b)	The Stockholders shall (i) immediately cease, and shall cause their respective affiliates to cease, any and all solicitation efforts in connection with the Contested Election and (ii) promptly notify the staff of the SEC in writing that they are terminating the Contested Election and the solicitation pursuant to the Elliott Proxy Statement.

(c)	The Stockholders shall not vote, deliver or otherwise use any proxies that may have been received to date pursuant to the Contested Election.

(d)	Each of the Stockholders agrees with the Company that, at the 2012 Meeting, it shall vote all of the shares of Common Stock beneficially owned by it:

(i)	for each of the Company’s nominees for election to the Board; and

(ii)	in favor of each of the other matters being voted on at the 2012 Meeting as described in the Company’s Proxy Statement on Schedule 14A, filed with the SEC on June 6, 2012.

(e)	Each of the Stockholders agrees with the Company that, during the period commencing on the date hereof and ending on the date when this Agreement terminates in accordance with Section 4.1 (the “Covered Period”), it shall not, and shall cause each of its affiliates or any of their respective directors, officers, partners, members and agents (acting in such capacity) (collectively, “Representatives”) not to, in any manner, directly or indirectly, alone or in concert with others:

(i)	effect or seek to effect, whether alone or in concert with others, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”); provided, however, that this clause (i) shall not preclude the tender by a Stockholder of any securities of the Company into any tender or exchange offer or vote by a Stockholder of any voting securities of the Company with respect to any Extraordinary Transaction;

(ii)	form, join, encourage, influence, advise or in any way participate in a “partnership, limited partnership, syndicate or other group” (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934 (the “Exchange Act”)) with respect to any securities of the Company (other than any “group” solely among the Stockholders and their affiliates (the “Stockholder Affiliates”); provided that the Stockholder Affiliates shall not include either competitors of the Company or companies in the computer software industry) or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

(iii)	make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting;

(iv)	make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(v)	(A) call or seek to call any meeting of stockholders, including by written consent, (B) seek representation on the Board, except as set forth herein, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders, (E) conduct a referendum of stockholders or (F) make a request for any stockholder list or other similar Company records;

(vi)	sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by the Stockholders to any Third Party (as defined below);

(vii)

take any action, alone or in concert with others, in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or (except as provided in Section 1.1) to fill any vacancies on the Board, (B) any material change in the capitalization or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive, or make amendments or modifications to, the Company’s Certificate of Incorporation or Bylaws, or other actions which may impede the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)	enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, intentionally encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(ix)	request, directly or indirectly, any amendment or waiver of the foregoing matters.

For purposes of this Agreement, the terms “affiliate” and “associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and the term “Third Party” shall mean any person or entity that is not a party to this Agreement or an affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement.

The foregoing provisions of this Section 2.1(e) shall not be deemed to prohibit the Stockholders and their Representatives from (i) communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) publicly commenting on an Extraordinary Transaction after the date hereof, or (iii) negotiating with a Third Party which has entered into a publicly-announced binding written agreement with the Company providing for a transaction to acquire the Company, to be an equity participant or lender in such acquisition proposal.

(f)	The Stockholders shall, and shall cause their applicable affiliates to promptly file an amendment to their Schedule 13D reporting entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Stockholders shall provide the Company with a copy of such amendment to their Schedule 13D within a reasonable period (and, in any event, at least one business day) in advance of filing such amendment with the SEC in order to provide the Company with a reasonable opportunity to review and comment on such materials. The Stockholders shall, in good faith, take into consideration the comments received from the Company on such amendment and shall take reasonable efforts to incorporate such comments into the applicable materials.

(g)

In accordance with the terms of the confidentiality agreement (the “Confidentiality Agreement”), dated June 4, 2012, entered into by and between the Stockholders and the Company, the Stockholders shall promptly certify to the destruction of the originals and all copies of the Produced Documents (as defined in the Confidentiality Agreement), subject to the proviso in Section 6 thereof.

2.2 Covenants of the Company

(a)	The Company shall promptly file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

(b)	The Company shall provide the Stockholders with copies of (i) the Form 8-K referenced in clause (a) above and (ii) the supplemental proxy soliciting materials describing the terms of this Agreement referenced in Section 1.1 or other solicitation materials that contain statements related to the Stockholders or the Nominees, in each case, within a reasonable period (and, in any event, at least one business day) in advance of filing such materials with the SEC in order to provide the Stockholders with a reasonable opportunity to review and comment on such materials. The Company shall, in good faith, take into consideration the comments received from the Stockholders on such materials and shall take reasonable efforts to incorporate such comments into the applicable materials.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations of the Stockholders

The Stockholders represent and warrant as follows:

(a)	The Stockholders have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)	This Agreement has been duly and validly authorized, executed and delivered by the Stockholders, constitutes a valid and binding obligation and agreement of the Stockholders and is enforceable against the Stockholders in accordance with its terms.

(c)	The Stockholders, together with their affiliates, beneficially own, directly or indirectly, an aggregate of approximately 10,419,000 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Stockholders and their affiliates.

(d)	To the knowledge of the Stockholders, each of the Nominees (A) is “independent” under the NASDAQ Stock Market, Inc. listing standards and Rule 10A-3 of the Exchange Act and (B) is not an “interested person”, as defined in the Investment Company Act of 1940, as amended, of the Stockholders.

3.2 Representations of the Company

The Company represents and warrants as follows:

(a)	The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)	This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

ARTICLE 4

TERMINATION

4.1 Termination

This Agreement shall remain in full force and effect until the earliest of:

(a)	The Company’s material breach of its obligations under Section 1.1 or 1.2 of this Agreement, provided that (if such breach is curable) the Shareholders have provided written notice to the Company of such breach and such breach has not been cured within a five day period;

(b)	the date that is 30 days prior to the expiration of the earlier of the Company’s advance notice period for the nomination of directors or the Company’s advance notice period for the submission of proposals at the 2013 Meeting, which dates shall only be deemed to refer the notice periods as established by the Company’s Amended and Restated Bylaws and shall not, in any event, be deemed to refer to the date for submission of stockholder proposals as established by Rule 14a-8 of the Exchange Act;

(c)	the date that each of the Nominees has resigned or been removed from any one or more committee(s) of the Board to which such Nominee has been appointed, other than as a result of their inability to serve; and

(d)	such other date established by mutual written agreement of the Company and the Stockholders.

4.2 Effect of Termination

Article 5 shall survive the termination of this Agreement. No termination pursuant to Section 4.1 shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE 5

GENERAL

5.1 Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Company:	BMC Software, Inc. 2101 CityWest Boulevard Houston, TX 77042-2827 Attention: Patrick K. Tagtow Telephone: 713-918-3301 Facsimile: 713-918-8000

with a copy (which shall not constitute notice) to	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: David C. Karp Telephone: 212-403-1327 Facsimile: 212-403-2327

If to the Stockholders and any of their Representatives	c/o Elliott Management Corporation 40 West 57th Street New York, NY 10019 Attention: Jesse Cohn Telephone: 212-478-2870 Facsimile: 212-478-2871

with a copy (which shall not constitute notice) to	Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attention: Marc Weingarten David Rosewater Telephone: 212-756-2000 Facsimile: 212-593-5955

5.2 No Third-Party Beneficiaries

Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

5.3 Communications

The parties agree that the press release attached as Exhibit A will be issued upon execution of this Agreement.

During the Covered Period, each party hereto shall refrain from making, causing to be made, or allowing any of its Representatives from making, any public statement or announcement that disparages the business or any current or former officers, employees, or directors of the other. The foregoing shall not prevent (i) any public statement or announcement with respect to an Extraordinary Transaction that is publicly announced by the Company after the date of this Agreement, (ii) the making of any factual statement as required by applicable legal process, subpoena, or legal requirement or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

5.4 Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties and their respective Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 5.1 of this Agreement shall be effective service of process for any action, suit or proceeding brought against them; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

5.5 Assignment

This Agreement shall be binding upon and inure to the benefit of and be enforceable only by the parties hereto. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise.

5.6 Amendments; Waivers

This Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

5.7 Entire Agreement

This Agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein. The parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.

5.8 Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

5.9 Expenses

All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

5.10 Captions

The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

5.11 Specific Performance

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in damages. It is accordingly agreed that the parties are entitled to seek an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity, and a party will not take any action, directly or indirectly, in opposition to another party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and the parties further agree to waive any requirement for the security or posting of any bond in connection with such remedy or relief.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BMC SOFTWARE, INC.

By:	/s/ Patrick K. Tagtow
Name:	Patrick K. Tagtow
Title:	Senior Vice President, General Counsel & Secretary

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., as General Partner
By:	Braxton Associates, Inc., as General Partner

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

[Signature Page to the Settlement Agreement between BMC Software, Inc. and Elliott]

EXHIBIT A

PRESS RELEASE

BMC Software, Inc. issued the following press release on July 3, 2012

BMC Software Announces Agreement with Elliott Management

Jim Schaper and John Dillon to be Added to BMC Slate

HOUSTON, July 03, 2012 – BMC Software, Inc. (NASDAQ: BMC) (the “Company” or “BMC”), the recognized leader in Business Service Management, has reached an agreement with Elliott Associates, L.P. and Elliott International, L.P., funds affiliated with Elliott Management Corporation (collectively, “Elliott”) in connection with the Company’s 2012 Annual Meeting of Stockholders scheduled for July 25, 2012 (the “2012 Annual Meeting”).

Under the terms of the agreement, the BMC Board of Directors has increased the size of the Board to 12 directors, effective as of the 2012 Annual Meeting. After review by BMC’s Corporate Governance & Nominating Committee, John Dillon and Jim Schaper have been added to the slate of existing BMC director candidates recommended by the BMC Board for election at the 2012 Annual Meeting.

In addition, Elliott has withdrawn its notice of nomination of all of its director candidates to the BMC Board and has agreed to vote its shares in favor of each of the BMC Board’s nominees at the 2012 Annual Meeting. Furthermore, Elliott has agreed to abide by certain “standstill” restrictions.

Upon the election of the revised slate, 11 of BMC’s 12 directors will be independent. Also under the terms of the agreement, upon election, Mr. Dillon will serve as a member of the Mergers and Acquisitions Committee and Mr. Schaper will serve as a member of the Compensation Committee.

Bob Beauchamp, BMC’s Chairman and Chief Executive Officer, said, “BMC’s Board and senior management team remain highly committed to enhancing value for all BMC stockholders. We believe this settlement with Elliott is an excellent outcome that will serve all BMC stockholders well, and we will welcome Mr. Schaper and Mr. Dillon to our Board. We look forward to working with them to build an even stronger future for BMC.”

Jesse Cohn, Elliott Portfolio Manager, said, “We are very pleased to have worked constructively with BMC’s management and Board to reach this favorable outcome. We believe BMC is a great company with a strong product portfolio and a committed customer base – and one that possesses significant value which can be realized through a variety of pathways. Jim and John will add exceptional expertise as they work collaboratively with the existing Board and senior management team to create value for all BMC stockholders.”

The 2012 Annual Meeting will be held on Wednesday, July 25, 2012, at 8:00 a.m. Central Time, in the Gateway IV room at the Grand Hyatt DFW in Dallas, Texas. The record date for determining eligibility to vote at the 2012 Annual Meeting is June 4, 2012.

The settlement agreement between BMC and Elliott will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Jim Schaper is a veteran of the technology industry, with more than 30 years experience working in leading enterprise software companies. Mr. Schaper is currently Chairman of Infor Global Solutions, a top Enterprise Software provider with operations in more than 40 countries around the world. Mr. Schaper founded Infor Global Solutions in 2002 and has helped oversee its expansion to becoming the third largest provider of enterprise applications and solutions, with over 85,000 customers, 13,000 employees and $2.8 billion in annual revenues. Previously, Mr. Schaper held executive positions at Primis Corporation, Medaphis Corporation and Dun & Bradstreet Software. He is also an Operating Partner at Golden Gate Capital, and serves on the Board of a variety of software and technology companies.

John Dillon has extensive experience as a CEO and Director for a diverse group of leading publicly traded and private cloud computing, SaaS and PaaS companies. Mr. Dillon is currently the CEO of Engine Yard, the leading cloud platform for automating and developing Ruby on Rails and PHP applications. Previously, Mr. Dillon was the CEO of Navis, a private software company, was the CEO of Salesforce.com and was CEO and Director of Hyperion Solutions. He spent five years in Sales Management at Oracle, and before beginning his civilian career, was a nuclear submarine officer in the U.S. Navy. Mr. Dillon serves on the Board of Directors of a private software company and a regional community bank.

Morgan Stanley & Co. LLC is serving as financial advisor and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to the Company.

Business Runs on IT. IT Runs on BMC Software.

Business runs better when IT runs at its best. More than 20,000 IT organizations – from the Global 100 to the smallest businesses – in over 120 countries rely on BMC Software (NASDAQ: BMC) to manage their business services and applications across distributed, mainframe, virtual and cloud environments. With the leading Business Service Management platform, Cloud Management, and the industry’s broadest choice of IT management solutions, BMC helps customers cut costs, reduce risk and achieve business objectives. For the four fiscal quarters ended March 31, 2012, BMC revenue was approximately $2.2 billion. For more information, please visit www.bmc.com.

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BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © Copyright 2012 BMC Software Inc.

FORWARD LOOKING STATEMENTS

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are identified by the use of the words “believe,” “expect,” “anticipate,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Numerous important factors, risks and uncertainties, including, but not limited to, those contained in our documents and reports filed with the Securities and Exchange Commission (the “SEC”), affect our operating results and could cause our actual results, levels of activity, performance or achievement to differ materially from the results expressed or implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. You should carefully review the cautionary statements described in the documents and reports we file from time to time with the SEC, specifically our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Information contained on our website is not part of this Press Release.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

CERTAIN INFORMATION REGARDING PARTICIPANTS

BMC Software, Inc. (“BMC”), its directors and certain of its executive officers are deemed participants in the solicitation of proxies from BMC stockholders in connection with the matters to be considered at BMC’s 2012 Annual Meeting. In connection with the solicitation of proxies, BMC has filed a definitive proxy statement and other relevant documents concerning the proposals to be presented at BMC’s 2012 Annual Meeting with the SEC. In connection with the 2012 Annual Meeting, BMC has mailed the definitive proxy statement to stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ BMC’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement BMC filed with the SEC on June 5, 2012. Additional information can also be found in BMC’s Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 10, 2012. To the extent holdings of BMC securities have changed since the amounts printed in the definitive proxy statement for the 2012 Annual Meeting, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by BMC with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investors section of our corporate website at http:// investors.bmc.com.

BMC Software Contacts

Investors:

Derrick Vializ

BMC Software, Inc.

713-918-1805

derrick_vializ@bmc.com

or

Thomas Germinario / Jordan Kovler / Richard Grubaugh

D.F. King & Co., Inc.

212-269-5550

Media:

Joele Frank / Andy Brimmer / Jennifer Friedman

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Elliott Management Media Contacts

Peter Truell

Elliott Management

212-478-2080

or

Tom Johnson

Abernathy MacGregor

212-371-5999